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                                                                      EXHIBIT 11
                               HOWELL CORPORATION

                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

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                                                         Three Months Ended     Nine Months Ended
                                                            September 30,      September 30,
                                                           1994      1993      1994      1993
                                                        (In thousands, except per share amounts)
PRIMARY EARNINGS PER SHARE

Computation for Statement of Earnings

Reconciliation of net income per statement of
  earnings to amount used in calculation of earnings
  per share - assuming no dilution:
     Net earnings                                          $876      $942    $2,133    $2,020
     Subtract - Dividend to preferred shareholders          603       604     1,811     1,054
     Net earnings, as adjusted                             $273      $338      $322      $966

Weighted average number of common shares
  outstanding                                             4,837     4,825     4,837     4,821

Earnings per share - assuming no dilution (a)              $.06      $.07      $.07      $.20

Additional Primary Computation

Net earnings, as adjusted per primary
  computation above                                        $273      $338      $322      $966

Adjustment to weighted average number of
  shares outstanding:
     Weighted average number of shares outstanding
       per primary computation above                      4,837     4,825     4,837     4,821
     Add - Dilutive effect of outstanding options
       (as determined by application of the treasury
       stock method)                                         49        55        52        65
     Weighted average number of shares outstanding,
       as adjusted                                        4,886     4,880     4,889     4,886

Primary earnings per share, as adjusted (b)                $.06      $.07      $.07      $.20

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FULLY DILUTED EARNINGS PER SHARE

Computation for Statement of Earnings

Net earnings, as adjusted per
  primary computation above                                $273      $338      $322      $966

Weighted average number of common shares
  outstanding, per primary computation above              4,837     4,825     4,837     4,821


Earnings per share - assuming full
  dilution (a)                                             $.06      $.07      $.07      $.20


Additional Fully Diluted Computation

Additional adjustment to net earnings,
  as adjusted per fully diluted computation above:
     Net earnings, as adjusted per fully
       diluted computation above                           $273      $338      $322      $966
     Add - Dividend to preferred shareholders               603       604     1,811     1,054

     Net earnings, as adjusted                             $876      $942    $2,133    $2,020

Additional adjustment to weighted average number
  of shares outstanding:
     Weighted average number of shares outstanding,
       per fully diluted computation above                4,837     4,825     4,837     4,821
     Add - Dilutive effect of outstanding options
       (as determined by the application of the treasury
       stock method)                                         42        55        40        67
          Shares issuable from assumed exercise of
            convertible preferred stock                   2,091     2,091     2,091     1,340
     Weighted average number of common shares,
        as adjusted                                       6,970     6,971     6,968     6,228

Fully diluted earnings per share (c)                       $.13      $.14      $.31      $.32
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(a)  These amounts agree with the reported amounts on the statements of earnings.
(b)  This calculation is submitted in accordance with Regulation S-K item
601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion
No. 15 because it results in dilution of less than 3%.
(c)  This calculation is submitted in accordance with Regulation S-K item
601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.